Exhibit 8.1

October 8, 2025

Board of Directors

Norwood Financial Corp

717 Main Street

Honesdale, PA 18431

Re: Merger of PB Bankshares, Inc. with Norwood Financial Corp

Ladies and Gentlemen:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) pursuant to which (i) PB Bankshares, Inc., a Maryland corporation (“PB Bankshares”) will merge with and into Norwood Financial Corp, a Pennsylvania corporation (“Norwood”), with Norwood surviving, and (ii) immediately thereafter, Presence Bank, a wholly-owned subsidiary of PB Bankshares, will merge with and into Wayne Bank, a wholly-owned subsidiary of Norwood, with Wayne Bank as the surviving entity, all pursuant to the Agreement and Plan of Merger, dated as of July 7, 2025, by and among Norwood, Wayne Bank, PB Bankshares and Presence Bank (the “Merger Agreement”). The Merger is further described in the Registration Statement on Form S-4 filed by Norwood with the Securities and Exchange Commission on September 19, 2025, and subsequent amendments thereto, in connection with the Merger (the “Registration Statement”). We are rendering this opinion in connection with the Registration Statement.

We have acted as counsel to Norwood in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. the Registration Statement;

2. the Merger Agreement;

3. the representations and certifications made to us by Norwood and PB Bankshares in the certificates provided to us in connection with our preparation of this opinion (the “Representation Letters”); and

4. such other instruments and documents as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time of the Merger, as defined in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

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2. any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

3. the Representation Letters will be re-executed in substantially the same form by the appropriate officers and that we will render our opinion pursuant to Section 7.6 of the Merger Agreement, each as of the Effective Time of the Merger; and

4. the Merger will be consummated pursuant to the Merger Agreement and will be effective under such laws as may be applicable to the Merger.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law, (i) the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Norwood and PB Bankshares will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Further, the statements set forth in the discussion contained in the Registration Statement under the caption heading “Material United States Federal Income Tax Consequences of the Merger,” insofar as they purport to constitute summaries of matters of United States tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered to Norwood solely for the purpose of being included as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours, /s/ Jones Walker LLP Jones Walker LLP

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